Exhibit 99.1

Kellogg Company News

For release:	February 5, 2009
Analyst Contact:	Joel Wittenberg	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799
Kellogg Announces Strong 2008 Performance
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported strong 2008 sales and earnings growth. Fourth quarter earnings per diluted share grew 7% to $0.47, bringing the 2008 full-year earnings per share to $2.99. The fourth quarter results include a 6 cent per share adverse effect due to the estimated impact of the recent peanut-related recall.
     Reported net earnings for the full year were $1,148 million, a 4% increase over last year’s $1,103 million. Full-year earnings per diluted share rose 8% to $2.99 versus the most recent estimate of $2.95 to $3.00. Reported earnings in the fourth quarter of 2008 were $179 million, or $0.47 per diluted share, compared to $176 million, or $0.44 per diluted share in the fourth quarter of 2007.
     “Kellogg delivered another year of sustainable and dependable results, despite significant cost pressures and the stress the economy is placing on consumers,” said David Mackay, Kellogg’s chief executive officer. “We also continued to focus on cost savings initiatives and added to our platform for future growth with acquisitions in Russia, China, the U.S. and Australia.”
     Reported 2008 net sales increased 9% to $12.8 billion. Internal net sales growth, which excludes the effects of foreign currency translation, acquisitions and a 53rd week, was 5%. Fourth quarter internal sales growth was 3%.
     Kellogg North America posted broad-based 2008 reported net sales growth of 9%; internal net sales growth was 6%. Sales strength was driven by solid innovation and price realization. Internal sales growth in the fourth quarter was 3%. North America Retail Cereal posted internal net sales growth of 3% for the full year and the Retail Snacks business posted internal net sales growth of 6%. North America Frozen and Specialty Channels businesses delivered full-year internal net sales growth of 9%.
     Kellogg International also reported broad-based, 2008 full-year net sales growth of 9%, or 5% on an internal basis, which excludes the favorable effects of currency translation, acquisitions
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and a 53rd week. Internal sales growth in the fourth quarter was 4%. Full-year internal net sales in Europe and Latin America each increased 4%, while Asia Pacific internal sales rose 8%.
     Operating profit in 2008 was $1,953 million, an increase of 5% on a reported basis and 4% on an internal basis. As anticipated, total up-front costs for cost-reduction initiatives were approximately $0.14 per share.
     Cash flow, defined as cash from operating activities less capital expenditures, was $806 million for the year including a discretionary $300 million year-end retirement plan contribution ($400 million before tax). The Company also announced a $650 million share repurchase authorization for 2009. The previous $500 million authorization has been canceled.
Kellogg Updates 2009 Guidance
     Kellogg is well positioned to drive sustainable and dependable performance. The Company provided updated 2009 guidance of 3-4% internal sales growth versus the prior estimate of mid single-digit growth. In addition, internal operating profit is projected to grow at a mid single-digit rate. Currently, the Company expects a six cent adverse earnings per share impact in 2009 from the peanut-related recall, which is included in the full-year guidance. The Company remains confident that it can achieve high single-digit EPS growth on a currency neutral basis, which excludes the effects of foreign currency translation.
     CEO Mackay concluded, “We remain confident in our ability to deliver another year of sustainable and dependable performance. For 2009, we will focus on driving solid top-line growth as well as further cost-savings initiatives.”
About Kellogg Company
     With 2008 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, Morningstar Farms®, Famous Amos®, Special K®, Stretch Island®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 19 countries and marketed in more than 180
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countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, cash flow, brand building, and cost-reduction initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; the ultimate impact of product recalls; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year ended
	January 3,	December 29,	January 3,	December 29,
(Results are unaudited)	2009	2007	2009	2007

Net sales	$2,933	$2,794	$12,822	$11,776

Cost of goods sold	1,777	1,598	7,455	6,597
Selling, general and administrative expense	811	837	3,414	3,311

Operating profit	345	359	1,953	1,868

Interest expense	78	86	308	319
Other income (expense), net	(6)	(7)	(12)	(2)

Earnings before income taxes	261	266	1,633	1,547
Income taxes	82	90	485	444

Net earnings	$179	$176	$1,148	$1,103

Net earnings per share:
Basic	$.47	$.45	$3.01	$2.79
Diluted	$.47	$.44	$2.99	$2.76

Dividends per share	$.340	$.310	$1.300	$1.202

Average shares outstanding:
Basic	382	392	382	396

Diluted	384	396	385	400

Actual shares outstanding at period end			382	390

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year ended
(millions)	January 3,	December 29,	January 3,	December 29,
(Results are unaudited)	2009	2007	2009	2007

Net sales
North America	$2,026	$1,844	$8,457	$7,786
Europe	530	556	2,619	2,357
Latin America	217	232	1,030	984
Asia Pacific (a)	160	162	716	649

Consolidated	$2,933	$2,794	$12,822	$11,776

Segment operating profit
North America	$284	$286	$1,447	$1,345
Europe	43	52	390	397
Latin America	43	45	209	213
Asia Pacific (a)	13	23	92	88
Corporate	(38)	(47)	(185)	(175)

Consolidated	$345	$359	$1,953	$1,868

(a)	Includes Australia, Asia and South Africa.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	January 3,	December 29,
(unaudited)	2009	2007

Operating activities
Net earnings	$1,148	$1,103
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	375	372
Deferred income taxes	159	(69)
Other (a)	117	183
Postretirement benefit plan contributions	(451)	(96)
Changes in operating assets and liabilities	(81)	10

Net cash provided by operating activities	1,267	1,503

Investing activities
Additions to properties	(461)	(472)
Acquisitions of businesses, net of cash acquired	(213)	(128)
Property disposals	13	3
Investments in joint ventures and other	(20)	(4)

Net cash used in investing activities	(681)	(601)

Financing activities
Net issuances (reductions) of notes payable	(103)	220
Issuances of long-term debt	756	750
Reductions of long-term debt	(468)	(802)
Issuances of common stock	175	163
Common stock repurchases	(650)	(650)
Cash dividends	(495)	(475)
Other	5	6

Net cash used in financing activities	(780)	(788)

Effect of exchange rate changes on cash	(75)	(1)

Increase (decrease) in cash and cash equivalents	(269)	113
Cash and cash equivalents at beginning of period	524	411

Cash and cash equivalents at end of period	$255	$524

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$806	$1,031

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	January 3,	December 29,
	2009	2007
	(unaudited)	*

Current assets
Cash and cash equivalents	$255	$524
Accounts receivable, net	1,143	1,011
Inventories:
Raw materials and supplies	203	234
Finished goods and materials in process	694	690
Deferred income taxes	112	103
Other prepaid assets	114	140

Total current assets	2,521	2,702

Property, net of accumulated depreciation of $4,171 and $4,313	2,933	2,990
Goodwill	3,637	3,515
Other intangibles, net of accumulated amortization of $42 and $41	1,461	1,450
Pension	96	481
Other assets	298	259

Total assets	$10,946	$11,397

Current liabilities
Current maturities of long-term debt	$1	$466
Notes payable	1,387	1,489
Accounts payable	1,135	1,081
Accrued advertising and promotion	357	378
Accrued income taxes	51	—
Accrued salaries and wages	280	316
Other current liabilities	341	314

Total current liabilities	3,552	4,044

Long-term debt	4,068	3,270
Deferred income taxes	300	647
Pension liability	631	190
Other liabilities	947	720

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	438	388
Retained earnings	4,836	4,217
Treasury stock, at cost	(1,790)	(1,357)
Accumulated other comprehensive income (loss) (a)	(2,141)	(827)

Total shareholders’ equity	1,448	2,526

Total liabilities and shareholders’ equity	$10,946	$11,397

*	Condensed from audited financial statements.

(a)	Current year change due primarily to currency translation adjustments of ($431) and net experience losses in postretirement and postemployment benefit plans of ($865).
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